Bunge Reports Fourth Quarter 2017 Results

White Plains, NY - February 14, 2018 - Bunge Limited (NYSE:BG)

•	Q4 GAAP EPS of $(0.48) reflecting charges primarily related to restructuring and tax reform;
$0.67 on an adjusted basis

•	Agribusiness impacted by weak margins; Sugar & Bioenergy impacted by adverse weather

•	Edible Oils finished the year strong with near record results

•	Global Competitiveness Program exceeded expectations in 2017

•	Expect Loders Croklaan acquisition to close in Q1

•	2018 outlook includes year-over-year improvement in all segments

➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
US$ in millions, except per share data	2017	2016	2017	2016
Net income (loss) attributable to Bunge	$(60)	$271	$160	$745

Net income (loss) per common share from continuing operations-diluted	$(0.48)	$1.83	$0.89	$5.07

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.67	$1.70	$1.94	$4.67

Total Segment EBIT (a)	$55	$403	$436	$1,143
Certain gains & (charges) (b)	(100)	41	(141)	43
Total Segment EBIT, adjusted (a)	$155	$362	$577	$1,100
Agribusiness (c)	$78	$237	$332	$782
Oilseeds	$34	$134	$216	$407
Grains	$44	$103	$116	$375
Food & Ingredients (d)	$70	$70	$223	$229
Sugar & Bioenergy	$(8)	$30	$3	$51
Fertilizer	$15	$25	$19	$38

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted; adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.

(c)	See footnote 11 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

➢	Overview

Soren Schroder, Bunge’s Chief Executive Officer, commented, “While industry headwinds persisted through the end of the year, we made good progress in 2017 towards our strategic objectives by taking proactive steps to improve our cost structure and create a more balanced business.

“Fourth quarter oilseed margins did not recover as quickly as expected, and sugarcane milling results were negatively impacted by a sustained period of rain late in the quarter. Food & Ingredients finished the year on a strong note with Edible Oils closing out a near-record year. Looking ahead, we are seeing positive signs that soy processing conditions are improving, supporting our expectation that all segments will show year-over-year earnings growth in 2018. We expect a soft first quarter with improving conditions throughout the remainder of the year.”

Schroder continued, “Our Global Competitiveness Program is off to a strong start, putting us on a good trajectory to achieve our $250 million target by the end of 2019. We also delivered $110 million of industrial cost savings in 2017, exceeding our target by $10 million. In addition, we continue to work toward the separation of our sugarcane milling business and are in the process of exiting from our global sugar trading activities and our renewable oils joint venture.

“We expect our acquisition of Loders Croklaan to close during the first quarter. Loders will greatly advance our strategy to expand downstream into higher margin products closely tied to our global oils and crushing footprint. This will accelerate our move to become the leading global B2B edible oils company.”

➢	Fourth Quarter Results

Agribusiness

Grains and Oilseeds results were lower than last year, as margins overall remained weak.

In Grains, results in North America were lower than expected, but higher than last year, primarily due to effective positioning, which helped overcome weaker structural margins and lower volumes due to increased exports out of South America. Lower origination results in South America were driven by the combination of weak margins and farmers’ delayed pricing of 2018 crops. Results in global grain trading & distribution were similar to last year; however, margins remained under pressure due to limited dislocation opportunities.

In Oilseeds, structural processing margins overall remained depressed during the quarter, primarily due to an oversupply of soymeal in destinations. Compared to last year, higher soy crushing results in Brazil were more than offset by lower crushing results in Europe, Argentina and Asia. However, conditions improved toward the end of the quarter as Argentine crushers reduced production, bringing global soymeal supply into better balance with demand. This is having a particularly positive impact on soy crush margins in Western Europe and Vietnam. In the U.S., structural margins were good and generally as expected, but slightly lower than last year. Softseed processing results were lower than last year as higher results in Canada were more than offset by lower results in Europe. Results in global oilseeds trading & distribution were similar to last year.

Edible Oil Products

Edible Oils had a strong finish to the year. In North America, improved performance was driven by higher margins and lower costs. In Brazil, higher volume and lower costs were partially offset by lower margins as industry players continued to aggressively compete for price sensitive consumers. In Europe, margins and volumes benefitted from our new value-added acquisitions. In Asia, improved volumes and sales mix drove results with both India and China contributing strongly.

Milling Products

The decline in segment results was primarily in Brazil, where margins were negatively impacted by consumers trading down on value and where the small bakery channel continued to experience soft demand. Also impacting results in Brazil was aggressive pricing by small mills, which increased production in response to the above average Brazilian wheat crop. In the U.S., margins and volumes were higher. In Mexico, results benefitted from higher volumes reflecting new customer wins. This was the third straight quarter of sequential volume improvement in Mexico and reflects a new quarterly high for the business.

Sugar & Bioenergy

Fourth quarter results in sugarcane milling were significantly below our expectations, primarily due to a sustained period of rain late in the quarter that reduced crush by approximately 700,000 metric tons, negatively impacting sales and unit costs. Compared to last year, the decline in sugarcane milling results was primarily due to lower ethanol and sugar prices, which were down on average by 15% and 18%, respectively, as well as reduced crush volume. Despite these headwinds, this marks the third straight year that full-year results in sugarcane milling were profitable and free cash flow positive. Trading & distribution results in the quarter were approximately breakeven, compared to losses last year. Results in the quarter were impacted by a $5 million loss from our renewable oils joint venture.

As discussed during the last quarter, we remain committed to the separation of our sugarcane milling business. We are also in the process of exiting our global sugar trading operation and are in late stage discussions to sell our interest in our renewable oils joint venture to our partner. Collectively, these two businesses negatively impacted 2017 Sugar & Bioenergy results by approximately $40 million.

Fertilizer

Higher volumes and lower costs in our Argentine fertilizer business were offset by a decrease in margins. Results in the fourth quarter 2016 had an $11 million benefit from the reversal of a provision related to tariffs on natural gas consumption.

Global Competitiveness Program

The Global Competitiveness Program (“GLP”) announced in July 2017 is expected to rationalize Bunge’s cost structure and reengineer the way we operate, reducing our 2017 addressable baseline SG&A of $1.35 billion to $1.1 billion by 2020.

The company reduced addressable SG&A by $40 million in 2017 as compared to the baseline, exceeding its $15 million target by approximately $25 million, and incurred $55 million of severance and program-related SG&A costs during the year.

Cash Flow

Cash generated by operations in the year ended December 31, 2017 was $1,006 million compared to cash generated of $1,904 million in 2016.  Adjusted funds from operations was $884 million for the year ended December 31, 2017. Our cash cycle was down 3.5 days compared to last year, reflecting disciplined capital management. This allowed us to grow our volume by approximately 10 million metric tons while holding our working capital relatively constant with last year levels. Total capex of $662 million was $188 million below our original 2017 target of $850 million.

Income Taxes

Adjusting for all notable items, the effective tax rate for the year ended December 31, 2017 was approximately 13%. As a result of tax law changes in the U.S. and Argentina during the fourth quarter, we recognized a non-cash charge of $66 million, which included taxes on accumulated foreign earnings and withholding taxes related to the future repatriation of those earnings, partially offset by adjustments for deferred tax assets and liabilities.

➢	Outlook

In 2018, we will continue to focus on execution of our strategic priorities.

Savings from the Global Competitiveness Program are expected to total $100 million versus our 2017 addressable SG&A baseline. We expect an additional $80 million of savings in industrial and supply chain initiatives. Savings from these programs are reflected in the segment EBIT ranges below.

In Agribusiness, we are not expecting a quick turnaround; however, oilseed crush margins are showing signs of improvement. We are entering South American harvests with increased flexibility. We have reduced forward logistics and sales commitments in Brazil and Argentina, providing more optionality to adapt to farmer marketing and customer buying patterns. In each of the past two years, unusually low priced feed wheat and DDGS have taken share from soybean meal in feed formulations, negatively impacting soy crush margins. With soymeal more competitively priced and expectations that Argentine processors will crush in alignment with the pace of farmer selling, we see a better balance in the supply and demand of soymeal during the year. Based on these factors, which should improve origination and crush margins, we see segment EBIT improving to a range of $550 to $700 million. We expect results to be weighted to the second half of the year with a soft first quarter.

In Food & Ingredients, we expect segment results to improve sequentially as we progress through the year, resulting in EBIT of $260 to $280 million. Our outlook for year-over-year growth reflects increased volume of higher value-added products, growth in sales to key accounts and higher results in Brazil wheat milling. The EBIT range does not reflect contributions from Loders Croklaan, which we expect to close in the first quarter.

In Sugar & Bioenergy, we expect 2018 EBIT of $50 to $70 million. Results are expected to be seasonally weak in the first half of the year.  We expect a loss of approximately $40 million in the first quarter, due to carrying over an exceptionally low inventory balance from 2017 into the intercrop period due to the reduced crush volume.

In Fertilizer, we expect EBIT of approximately $25 million.

Additionally, we expect the following for 2018 (excluding the Loders Croklaan acquisition): a tax rate range of 18 to 22% reflecting the impacts of U.S. and Argentina tax reform; net interest expense in the range of $225 to $245 million; capital expenditures of approximately $650 million, of which approximately $150 million is related to sugarcane milling; and depreciation, depletion and amortization of approximately $625 million.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern on Wednesday, February 14, 2018 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 883-0383. If you are located outside the United States or Canada, dial (412) 902-6506. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 2101973. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website.  Select “Q4 2017 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 14, 2018, continuing through March 14, 2018. To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations. When prompted, enter confirmation code 10115948. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our expectations regarding industry trends and our future financial performance, the completion and timing of acquisitions and dispositions, our assumptions and expectations for the Global Competitiveness Program and other efficiency initiatives and similar statements that are not historical facts. These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

➢	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters ended December 31, 2017 and 2016.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Quarter Ended December 31,	2017	2016	2017	2016	2017	2016

Agribusiness: (1)	$(42)	$71	$(0.29)	$0.48	$(52)	$105
Severance, employee benefit, and other costs	(29)	—	(0.20)	—	(42)	—
Impairment charges	(19)	(15)	(0.13)	(0.10)	(19)	(15)
Gain on disposition of equity interests/subsidiaries	6	86	0.04	0.58	9	120

Edible Oil Products: (2)	$(18)	$—	$(0.13)	$—	$(22)	$—
Severance, employee benefit, and other costs	(9)	—	(0.06)	—	(13)	—
Acquisition costs	(9)	—	(0.07)	—	(9)	—

Milling Products: (3)	$(3)	$—	$(0.02)	$—	$(5)	$—
Severance, employee benefit, and other costs	(3)	—	(0.02)	—	(5)	—

Sugar & Bioenergy: (4)	$(4)	$(53)	$(0.03)	$(0.35)	$(5)	$(55)
Severance, employee benefit, and other costs	(2)	—	(0.02)	—	(3)	—
Impairment charges	(4)	(42)	(0.03)	(0.28)	(4)	(44)
Indirect tax credits	8	—	0.06	—	8	—
Sugar restructuring charges	(6)	(3)	(0.04)	(0.02)	(6)	(3)
Provision for long-term receivables in Brazil	—	(8)	—	(0.05)	—	(8)

Fertilizer: (5)	$(10)	$(6)	$(0.07)	$(0.04)	$(16)	$(9)
Severance, employee benefit, and other costs	(9)	—	(0.06)	—	(14)	—
Impairment charges	(1)	(6)	(0.01)	(0.04)	(2)	(9)

Interest and Income Taxes: (6)	$(86)	$5	$(0.61)	$0.04	$—	$—
Income tax benefits (charges)	(86)	(5)	(0.61)	(0.03)	—	—
Reversal of interest related to ICMS tax credits in Brazil	—	10	—	0.07	—	—

Total	$(163)	$17	$(1.15)	$0.13	$(100)	$41

The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the years ended December 31, 2017 and 2016.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Year Ended December 31,	2017	2016	2017	2016	2017	2016

Agribusiness: (1)	$(61)	$63	$(0.43)	$0.43	$(76)	$93
Severance, employee benefit, and other costs	(33)	—	(0.23)	—	(49)	—
Impairment charges	(34)	(23)	(0.24)	(0.15)	(36)	(27)
Gain on disposition of equity interests/subsidiaries	6	86	0.04	0.58	9	120

Edible Oil Products: (2)	$(21)	$—	$(0.15)	$—	$(26)	$—
Severance, employee benefit, and other costs	(11)	—	(0.07)	—	(16)	—
Impairment charges	(1)	—	(0.01)	—	(1)	—
Acquisition costs	(9)	—	(0.07)	—	(9)	—

Milling Products: (3)	$(5)	$9	$(0.04)	$0.06	$(8)	$14
Severance, employee benefit, and other costs	(5)	—	(0.04)	—	(7)	—
Impairment charges	—	—	—	—	(1)	—
Brazilian wheat import tax contingency	—	9	—	0.06	—	14

Sugar & Bioenergy: (4)	$(14)	$(53)	$(0.10)	$(0.35)	$(15)	$(55)
Severance, employee benefit, and other costs	(3)	—	(0.02)	—	(4)	—
Impairment charges	(5)	(42)	(0.04)	(0.28)	(5)	(44)
Indirect tax credits	16	—	0.11	—	16	—
Sugar restructuring charges	(22)	(3)	(0.15)	(0.02)	(22)	(3)
Provision for long-term receivables in Brazil	—	(8)	—	(0.05)	—	(8)

Fertilizer: (5)	$(10)	$(6)	$(0.07)	$(0.04)	$(16)	$(9)
Severance, employee benefit, and other costs	(9)	—	(0.06)	—	(14)	—
Impairment charges	(1)	(6)	(0.01)	(0.04)	(2)	(9)

Interest and Income Taxes: (6)	$(37)	$44	$(0.26)	$0.30	$—	$—
Income tax benefits (charges)	(37)	34	(0.26)	0.23	—	—
Reversal of interest related to ICMS tax credits in Brazil	—	10	—	0.07	—	—

Total	$(148)	$57	$(1.05)	$0.40	$(141)	$43

Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2017	2016	2017	2016
Net sales	$11,605	$11,799	$45,794	$42,679
Cost of goods sold	(11,146)	(11,095)	(44,030)	(40,269)
Gross profit	459	704	1,764	2,410
Selling, general and administrative expenses	(399)	(345)	(1,445)	(1,286)
Foreign exchange gains (losses)	(13)	(17)	95	(8)
Other income (expense) – net	12	14	49	12
Gain on disposition of equity interests/subsidiaries	9	122	9	122
Equity investment impairments	(4)	(59)	(17)	(59)
Intangible asset impairment	—	—	—	(12)
EBIT attributable to noncontrolling interest (a) (8)	(9)	(16)	(19)	(36)
Total Segment EBIT (7)	55	403	436	1,143
Interest income	9	14	38	51
Interest expense	(72)	(45)	(263)	(234)
Income tax (expense) benefit (6)	(54)	(102)	(56)	(220)
Noncontrolling interest share of interest and tax (a) (8)	2	2	5	14
Income (loss) from continuing operations, net of tax	(60)	272	160	754
Income (loss) from discontinued operations, net of tax	—	(1)	—	(9)
Net income (loss) attributable to Bunge (8)	(60)	271	160	745
Convertible preference share dividends and other obligations	(9)	(9)	(34)	(36)
Net income (loss) available to Bunge common shareholders	$(69)	$262	$126	$709

Net income (loss) per common share diluted attributable to Bunge common shareholders (9)
Continuing operations	$(0.48)	$1.83	$0.89	$5.07
Discontinued operations	—	(0.01)	—	(0.06)
Net income (loss) per common share - diluted	$(0.48)	$1.82	$0.89	$5.01
Weighted–average common shares outstanding - diluted	141	148	141	148

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except volumes)	2017	2016	2017	2016
Volumes (in thousands of metric tons):
Agribusiness	34,343	32,829	142,855	134,605
Edible Oil Products	2,050	1,883	7,731	6,989
Milling Products	1,160	1,103	4,460	4,498
Sugar & Bioenergy	2,712	2,504	9,389	8,847
Fertilizer	499	440	1,329	1,272

Net sales:
Agribusiness	$7,904	$8,191	$31,741	$30,061
Edible Oil Products	2,141	1,901	8,018	6,859
Milling Products	406	404	1,575	1,647
Sugar & Bioenergy	1,002	1,168	4,054	3,709
Fertilizer	152	135	406	403
Total	$11,605	$11,799	$45,794	$42,679
Gross profit:
Agribusiness	$236	$451	$932	$1,490
Edible Oil Products	140	123	499	439
Milling Products	54	57	209	269
Sugar & Bioenergy	21	51	99	159
Fertilizer	8	22	25	53
Total	$459	$704	$1,764	$2,410
Selling, general and administrative expenses:
Agribusiness	$(225)	$(195)	$(810)	$(706)
Edible Oil Products	(104)	(82)	(362)	(320)
Milling Products	(36)	(30)	(139)	(127)
Sugar & Bioenergy	(28)	(32)	(115)	(112)
Fertilizer	(6)	(6)	(19)	(21)
Total	$(399)	$(345)	$(1,445)	$(1,286)
Foreign exchange gains (losses):
Agribusiness	$(8)	$(20)	$85	$(7)
Edible Oil Products	(1)	1	3	(1)
Milling Products	(2)	(2)	(3)	(7)
Sugar & Bioenergy	1	4	11	9
Fertilizer	(3)	—	(1)	(2)
Total	$(13)	$(17)	$95	$(8)
Segment EBIT:
Agribusiness	$26	$342	$256	$875
Edible Oil Products	28	46	126	112
Milling Products	15	24	63	131
Sugar & Bioenergy	(13)	(25)	(12)	(4)
Fertilizer	(1)	16	3	29
Total Segment EBIT (7)	$55	$403	$436	$1,143

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(US$ in millions)	2017	2016
Assets
Cash and cash equivalents	$601	$934
Time deposits under trade structured finance program	—	64
Trade accounts receivable, net	1,501	1,676
Inventories (10)	5,074	4,773
Other current assets	3,227	3,645
Total current assets	10,403	11,092
Property, plant and equipment, net	5,310	5,099
Goodwill and other intangible assets, net	838	709
Investments in affiliates	461	373
Time deposits under trade structured finance program	315	464
Other non-current assets	1,544	1,451
Total assets	$18,871	$19,188

Liabilities and Equity
Short-term debt	$304	$257
Current portion of long-term debt	15	938
Letter of credit obligations under trade structured finance program	315	528
Trade accounts payable	3,395	3,485
Other current liabilities	2,186	2,476
Total current liabilities	6,215	7,684
Long-term debt	4,160	3,069
Other non-current liabilities	1,139	1,092
Total liabilities	11,514	11,845
Total equity	7,357	7,343
Total liabilities and equity	$18,871	$19,188

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2017	2016
Operating Activities
Net income (8)	$174	$767
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	52	87
Foreign exchange (gain) loss on net debt	21	80
Depreciation, depletion and amortization	609	547
Deferred income tax	(23)	126
Other, net	72	(50)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	95	(131)
Inventories	(130)	(269)
Secured advances to suppliers	172	38
Trade accounts payable and accrued liabilities	50	560
Advances on sales	11	36
Net unrealized gain (loss) on derivative contracts	105	(84)
Margin deposits	(5)	199
Marketable securities	(128)	76
Other, net	(69)	(78)
Cash provided by (used for) operating activities	1,006	1,904
Investing Activities
Payments made for capital expenditures	(662)	(784)
Acquisitions of businesses (net of cash acquired)	(369)	(34)
Settlement of net investment hedges	(20)	(375)
Proceeds from investments	961	802
Payments for investments	(944)	(553)
Payments for investments in affiliates	(126)	(40)
Other, net	(2)	58
Cash provided by (used for) investing activities	(1,162)	(926)
Financing Activities
Net borrowings (repayments) of short-term debt	42	(255)
Net proceeds (repayments) of long-term debt	44	316
Repurchases of common shares	—	(200)
Proceeds from the exercise of options for common shares	59	—
Dividends paid	(297)	(282)
Other, net	(28)	(67)
Cash provided by (used for) financing activities	(180)	(488)
Effect of exchange rate changes on cash and cash equivalents	3	33
Net increase (decrease) in cash and cash equivalents	(333)	523
Cash and cash equivalents, beginning of period	934	411
Cash and cash equivalents, end of period	$601	$934

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2017	2016	2017	2016
Net income (loss) attributable to Bunge	$(60)	$271	$160	$745
Interest income	(9)	(14)	(38)	(51)
Interest expense	72	45	263	234
Income tax expense (benefit)	54	102	56	220
(Income) loss from discontinued operations, net of tax	—	1	—	9
Noncontrolling interest share of interest and tax	(2)	(2)	(5)	(14)
Total Segment EBIT	55	403	436	1,143
Certain (gains) and charges	100	(41)	141	(43)
Total Segment EBIT, adjusted	$155	$362	$577	$1,100

➢	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations).

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2017	2016	2017	2016
Net Income (loss) attributable to Bunge	$(60)	$271	$160	$745
Adjusted for certain gains and charges:
Severance, employee benefit, and other costs	52	—	61	—
Impairment charges	24	63	41	71
Sugar restructuring charges	6	3	22	3
Indirect tax credits	(8)	—	(16)	—
Acquisition costs	9	—	9	—
Brazilian wheat import tax contingency	—	—	—	(9)
Gain on disposition of equity interests/subsidiaries	(6)	(86)	(6)	(86)
Provision for long-term receivables in Brazil	—	8	—	8
Interest and Income tax charges (benefits)	86	(5)	37	(44)
Adjusted Net Income attributable to Bunge	103	254	308	688
Discontinued Operations	—	1	—	9
Other Redeemable Obligations	—	—	—	(2)
Convertible Preference shares dividends	(9)	—	(34)	—
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$94	$255	$274	$695
Weighted-average common shares outstanding - diluted	141	148	141	148
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$0.67	$1.70	$1.94	$4.67

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted:

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain gains & charges and discontinued operations)	$0.67	$1.70	$1.94	$4.67
Certain gains & charges (see Additional Financial Information section)	(1.15)	0.13	(1.05)	0.40
Net income (loss) per common share - continuing operations	(0.48)	1.83	0.89	5.07
Discontinued operations:	—	(0.01)	—	(0.06)
Net income (loss) per common share - diluted	$(0.48)	$1.82	$0.89	$5.01

➢ Severance, Employee Benefit and Other Costs
The following table summarizes the costs incurred as part of the Global Competitiveness Program and other associated cost reduction and strategic initiatives.

	Quarter Ended December 31, 2017			Year Ended December 31, 2017
	Severance and Employee Benefit Costs	Other Costs	Total Costs	Severance and Employee Benefit Costs	Other Costs	Total Costs
Global Competitiveness Program:
Agribusiness	$23	$7	$30	$27	$10	$37
Edible Oil Products	6	2	8	6	4	10
Milling Products	1	1	2	2	1	3
Sugar & Bioenergy	1	2	3	1	3	4
Fertilizer	1	—	1	1	—	1
Costs included in Selling, general and administrative expenses	$32	$12	$44	$37	$18	$55
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	$20	$—	$20	$22	$—	$22
Total GCP and Other costs	$52	$12	$64	$59	$18	$77

2017 baseline total SG&A was $1.45 billion.  There was $100 million of SG&A determined not to be addressable through the GCP, leaving 2017 addressable baseline SG&A of $1.35 billion (“Addressable Baseline”).  The items that are not addressable by the GCP relate to costs other than direct spending and personnel costs, such as amortization, bad debt charges and recoveries and financing fees and taxes.

GCP savings are determined by comparing Adjusted Actual Addressable SG&A to the Addressable Baseline.  Adjusted Actual Addressable SG&A is equal to the total reported SG&A minus the items not addressable by the GCP, plus or minus items such as:

•	GCP program costs which include severance and related employee costs, consulting and professional costs and other costs specifically designated to the program,

•	Changes in inflation and foreign exchange rates as compared to Addressable Baseline assumptions,

•	Perimeter changes relating to acquisitions and divestitures and corporate transactions,

•	Changes in variable compensation relating to business performance as compared to the Addressable Baseline assumptions, and

•	Identified investments in new or enhanced capabilities.

We expect to reduce Actual Addressable SG&A from the Addressable Baseline level of $1.35 billion to $1.1 billion by 2020, achieving $250 million in run-rate savings by the end of 2019.

➢	Notes

(1) Agribusiness:

2017 fourth quarter EBIT includes charges related to the Company’s Global Competitiveness Program of $(30) million [$(23) million for severance and other employee benefit costs and $(7) million for other program costs], all of which was included in Selling, general and administrative expenses.   2017 fourth quarter EBIT also includes $(12) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.    Additionally, $(19) million of impairment charges [comprised of $(10) million associated with the sale of feedmills in China and $(9) million related to port assets in Poland] and a $9 million gain on the sale of a subsidiary in Brazil were recorded.  Of these amounts, $(3) million was included within Selling, general and administrative expenses.

2016 fourth quarter EBIT includes $90 million and $30 million gains related to disposition of equity interests of operations in Brazil and Asia, respectively, as well as a $(15) million impairment charge related to an equity investment in Asia.  Of these amounts, $0 million was included within Selling, general and administrative expenses.

2017 full year EBIT includes charges related to the Company’s Global Competitiveness Program of $(37) million [$(27) million for severance and other employee benefit costs and $(10) million for other program costs], all of which was included in Selling, general and administrative expenses.   2017 full year EBIT also includes $(12) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.  Additionally, $(36) million of impairment charges [comprised of $(13) million for our palm oil plantation joint venture, $(4) million for on intangible assets related to patents, $(10) million associated with the sale of feedmills in China, and $(9) million related to port assets in Poland] and a $9 million gain on the sale of a subsidiary in Brazil were recorded. Of these amounts, $(7) million was included within Selling, general and administrative expenses.

2016 full year EBIT includes a $90 million and $30 million gain related to disposition of equity interests of operations in Brazil and Asia, respectively, as well as a $(15) million impairment charge related to an equity investment in Asia and $(12) million impairment charge related to remaining unamortized carrying value of certain patents in the United States.  Of these amounts, $0 million was included within Selling, general and administrative expenses.

(2) Edible Oil Products:

2017 fourth quarter EBIT includes charges related to the Company’s Global Competitiveness Program of $(8) million [$(6) million for severance and other employee benefit costs and $(2) million for other program costs], all of which was included in Selling, general and administrative expenses.  2017 fourth quarter EBIT also includes $(5) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.  Additionally, $(9) million of acquisition costs related to Loders were incurred, all of which were included within Selling, general and administrative expenses.

2017 full year EBIT includes charges related to the Company’s Global Competitiveness Program of $(10) million [$(6) million for severance and other employee benefit costs and $(4) million for other program costs], all of which was included in Selling, general and administrative expenses.  2017 full year EBIT also includes $(6) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.  Additionally, $(1) million of impairment charges for intangible assets related to patents, and $(9) million of acquisition costs related to Loders were incurred.  Of these amounts, $(10) million was included within Selling, general and administrative expenses.

(3) Milling Products:

2017 fourth quarter EBIT includes charges related to the Company’s Global Competitiveness Program of $(2) million [$(1) million for severance and other employee benefit costs and $(1) million for other program costs], all of which was included in Selling, general and administrative expenses.  2017 fourth quarter EBIT also includes $(3) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.

2017 full year EBIT includes charges related to the Company’s Global Competitiveness Program of $(3) million [$(2) million for severance and other employee benefit costs and $(1) million for other program costs], all of which was included in Selling, general and administrative expenses.  2017 full year EBIT also includes $(4) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.  Additionally, $(1) million of impairment charges for intangible assets related to patents were incurred.  Of these amounts, $(1) million was included within Selling, general and administrative expenses.

2016 full year EBIT includes a gain of $14 million related to a wheat import tax contingency settlement in Brazil.  Of these amounts, $0 million was included within Selling, general and administrative expenses.

(4) Sugar & Bioenergy:

2017 fourth quarter EBIT includes charges related to the Company’s Global Competitiveness Program of $(3) million [$(1) million for severance and other employee benefit costs and $(2) million for other program costs], all of which was included in Selling, general and administrative expenses.  Additionally, $(4) million of impairment charges related to an equity investment in Brazil were incurred.

2017 fourth quarter and full year charges also include Sugar restructuring charges of $(6) million and $(22) million, that were recorded in the quarter and year ended December 31, 2017, respectively.   Of these amounts, $0 million and $(1) million, were included within Selling, general and administrative expenses during the quarter and year ended December 31, 2017, respectively.  EBIT for the fourth quarter and year ended December 31, 2017 also includes gains of $8 million and $16 million, respectively, related to indirect tax credits.  Of these amounts, $0 million was included within Selling, general and administrative expenses.

2017 full year EBIT includes charges related to the Company’s Global Competitiveness Program of $(4) million [$(1) million for severance and other employee benefit costs and $(3) million for other program costs], all of which was included in Selling, general and administrative expenses].  Additionally, $(5) million of impairment charges were incurred [comprised of $(4) million related to an equity investment in Brazil and $(1) million for intangible assets related to patents].  Of these amounts, $(1) million was included within Selling, general and administrative expenses.

2016 fourth quarter and full year EBIT includes a $(44) million impairment charge of an equity investment in Brazil, an $(8) million provision for long-term receivables in Brazil, and a $(3) million restructuring charge.

(5) Fertilizer:

2017 fourth quarter and full year EBIT includes charges related to the Company’s Global Competitiveness Program of $(1) million for severance and other employee benefit costs, all of which was included in Selling, general and administrative expenses.  2017 fourth quarter and full year EBIT also includes $(13) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.  Additionally, $(2) million of impairment and other charges related to the closure of a plant were incurred.  Of these amounts, $0 million was included within Selling, general and administrative expenses.

2016 fourth quarter and full year EBIT includes a $(9) million impairment charge related to property, plant and equipment in Argentina.

(6) Interest and Income Taxes:

2017 fourth quarter income tax benefits (charges) include charges for tax reform impacts in the U.S. and Argentina of $(66) million, and valuation allowances in Europe offset by a valuation allowance release in Asia, for a net charge of $(20) million.   Additionally, in the second quarter, a benefit of $32 million for the favorable resolution of an uncertain tax position in Asia and a benefit of $17 million as a result of a tax election in South America were recorded.

2016 interest and income tax benefits (charges) of $(44) million include benefits of $60 million, net of reserves, relates to a change in a tax election in North America, recorded in the first quarter, $11 million tax credits in Europe recorded in the second quarter and $19 million to Sugar & Bioenergy deferred tax valuation allowance release recorded in the fourth quarter, offset by a charges of $(32) million and $(24) million for uncertain tax positions related to Asia, recorded in the first and fourth quarters, respectively.  Additionally, 2016 interest expense and income tax benefits (charges) includes pre-tax interest benefits of $16 million ($10 million after tax) related to the reversal of interest related to ICMS tax credits in Brazil resulting from a tax amnesty program recorded in the fourth quarter.

Notes to Financial Tables:

(7)          See Definition and Reconciliation of Non-GAAP Measures.

(8)          A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Year Ended December 31,
	2017	2016
Net income (loss) attributable to Bunge	$160	$745
EBIT attributable to noncontrolling interest	19	36
Noncontrolling interest share of interest and tax	(5)	(14)
Net income (loss)	$174	$767

(9)
Approximately 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarter and year ended December 31, 2017. Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the quarter and year ended December 31, 2017.

Approximately 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarter and year ended December 31, 2016.

(10)
Includes readily marketable inventories of $4,056 million and $3,855 million at December 31, 2017 and 2016, respectively. Of these amounts, $2,767 million and $2,657 million, respectively, can be attributable to merchandising activities.

(11)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.